UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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APA CORPORATION

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APA CORPORATION

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

Supplemental Information Regarding Proposal No. 13

Advisory Vote to Approve the Compensation of Our Named Executive Officers

[Commencing on April 27, 2022, the following is the form of email communication sent to certain shareholders with whom APA requested meetings prior to the 2022 annual shareholders’ meeting.]

To: [Investor email address]

Subject: APA Corporation Engagement Request

[Investor Contacts],

We appreciated speaking with you this past year, and our Board and management took your feedback into consideration as we continue to take steps to enhance our governance, compensation and sustainability practices. I am reaching out to request a time to speak with your team in advance of our May 13th Annual Meeting.

Our proposed agenda for the discussion includes:

•

An overview of APA’s executive compensation program and how its structure aligns with company strategy, including rationale for recent enhancements and consideration of shareholder feedback in the overall program structure

•

Executive pay decisions in light of COVID-19 and macro events impacting the oil and gas industry, including linking incentives to ESG achievements by adding ESG metrics to both the short-term and long-term incentive plans

•

Perspectives on our Board’s commitment to regular refreshment with the addition of Dave Stover, former CEO of Noble Energy, and Lt. Gen. Charles Hooper, former Director of the Defense Security Cooperation Agency, in February 2022

•	APA’s heightened focus on sustainability, demonstrated by the introduction of a Climate Statement and a fully aligned TCFD scenario analysis

Our team is available for a conference call during the weeks of [May 2nd and May 9th]. Please let us know what works best for your team and we will do our best to accommodate your schedules.

We look forward to connecting with you.

Regards,